National Atlantic

Holdings Corporation

FOR IMMEDIATE RELEASE

Wheeler Joins National Atlantic as Vice President

Freehold, NJ, January 30, 2006 – National Atlantic Holdings Corporation (Nasdaq: NAHC), a provider of specialized property-casualty insurance products and related insurance services based in Freehold, N.J., today announced that it has appointed as Vice President Douglas A. Wheeler, Esq., 34, former Assistant Commissioner and Chief of Staff of the New Jersey Department of Banking and Insurance.

As a member of National Atlantic’s executive team, Mr. Wheeler will be involved in management of various areas of the Company’s business, including its subsidiary, Riverview Professional Services, Inc., which specializes in medical claims cost containment and third party administration services.

“With his legal background and tenure at the Department of Banking and Insurance, Mr. Wheeler is a valuable addition to the executive ranks of National Atlantic and we are pleased to have him as part of our team,” said Cynthia L. Codella, Executive Vice President and Secretary.

In his previous role as Chief of Staff at the Department of Banking and Insurance, Mr. Wheeler was responsible for the Department’s day-to-day operations, developing Department policy positions, and served as the primary contact with the Governor’s Office. In addition, as Assistant Commissioner for Legislative and Regulatory Affairs, Mr. Wheeler managed a team of attorneys responsible for drafting and tracking regulatory actions and legislation related to banking, insurance and real estate issues including service as liaison to the State Attorney General’s Office.

Prior to joining the Department in 2002, Mr. Wheeler served as in-house counsel at the New Jersey Senate Minority office, providing legal advice to the legislators, and where he staffed the Senate Judiciary and Commerce Committees. Prior to his work in the legislature, he practiced law at the firms Meyner and Landis in Newark, N.J. and Schwartz, Simon, Edelstein, Celso and Kessler in Florham Park, N.J. His areas of practice included civil litigation, real estate, residential and commercial tax appeals, employment law and commercial litigation.

Mr. Wheeler is married with two children and resides in Metuchen, N.J. He earned a Juris Doctorate degree from Seton Hall University School of Law in Newark, where he served as an editor of the Legislative Law Journal, and a Bachelor of Arts degree, cum laude, from the University of Rochester.

About NAHC:

National Atlantic Holdings Corporation (NAHC) and its subsidiaries provide property and casualty insurance and insurance-related services to individuals, families and businesses in the State of New Jersey.

The Company’s flagship insurance product to personal insurance customers is the “High Proformance Policy.” This product is designed to attract a broad spectrum of New Jersey residents for their private passenger automobile, homeowners, and personal excess (“umbrella”) and specialty property liability coverage.

For businesses, the Company offers a range of commercial insurance products, including commercial property, commercial general liability, and business auto, as well as claims administrative services to self-insured corporations.

National Atlantic distributes its products exclusively through independent insurance agents, known as “Partner Agents,” who are required to become shareholders in National Atlantic in order to represent the Company as an agent. The Company offers insurance products through its subsidiaries, Proformance Insurance Company and Mayfair Reinsurance Company, and insurance-related services through Riverview Professional Services and the National Atlantic Insurance Agency.

For further information contact:

National Atlantic Holdings Corporation
Cynthia L. Codella, Executive Vice President & Secretary
732-665-1130